Exhibit 5.1

June 20, 2005

Transpro, Inc.
100 Gando Drive
New Haven, CT 06513

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Transpro, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale of up to 8.2 million common shares, par value $0.01, of the Company (the "Shares") pursuant to the Agreement and Plan of Merger, dated as of January 31, 2005, as amended, among Modine Manufacturing Company, Modine Aftermarket Holdings, Inc. and the Company (the "Merger Agreement").

In rendering this opinion, we have examined such documents and records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Shares to be issued are duly authorized and, when issued and delivered in connection with the merger, will be validly issued, fully paid and nonassessable.

Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the laws of the State of Delaware. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement No. 333-124527 on Form S-4 (the "Registration Statement") filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the "Act") and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Jones Day